Exhibit 99.2

XELR8 HOLDINGS EXPANDS AFFILIATION WITH MAJOR MEDICAL CENTER

February 19, 2009 – XELR8 Holdings, Inc., (NYSE Alternext: BZI), at its annual distributor meeting last week in Las Vegas, announced an affiliation with the prestigious Steadman Hawkins clinic, located in South Carolina. The Steadman Hawkins Clinics have some of the best-trained and most experienced physicians in the field of sports medicine and orthopedic surgery.

John Pougnet, CEO of XELR8 Holdings, Inc stated, “The affiliation with both the Steadman Hawkins Clinic and the Greenville Hospital System validate the importance of our product lines and have proven to show the many benefits that people experience who take our BAZI products as a nutritional supplement on a daily basis. Our sales and marketing efforts continue to increase our sales channels among current distributors and penetrate new distributors on a daily basis.”

“Dr. Richard Hawkins and I spent a number of years looking for potency without any contaminants—a big deal for athletes as well as the casual person,” says Dr. Jim Silliman, President and CEO of Steadman Hawkins and Medical Director of the Institute for Musculoskeletal Health at the Greenville Hospital System. “We wanted a complete line of products, and when we came across XELR8, it had the complete package. We did due diligence on its quality, and now our dieticians can offer Bazi throughout our facilities. In addition to using BAZI product lines in our health and medical facilities, I am pleased to say my entire family uses it.

XERL8 Holdings held its annual meeting this past weekend. Approximately 400 independent representatives, as well as professional football players Brian Griese and Marco Rivera of the NFL attended. Attendees were given a copy of the latest issue of Empower magazine, which featured XELR8 and BAZI products.

About XELR8 Holdings, Inc.

XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. XELR8’s primary product is Bazi™, a powerful, concentrated, antioxidant (Vitamins A, C & E) nutritional drink packed with eight different super fruits and berries, including the Chinese jujube, the South American Açai Berry, Blueberries and Raspberries plus 12 vitamins and 68 minerals, providing all the daily vitamins and minerals you need in a single, convenient, great tasting one-ounce shot.

XELR8's commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as 3-time World Series Champion Curt Schilling, five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and former Head Coach Mike Shanahan; professional football superstars Brian Griese and Marco Rivera; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr. Additionally, XELR8 has collaboration agreements with both the renown Steadman Hawkins Clinic and the Greenville Hospital System of South Carolina. XELR8 products are only available through independent distributors located throughout the nation. For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its products offerings, are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.  These forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company’s need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company’s most recent filings with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
David Elias
Investor Relations
516-967-0205